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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


We consent to the use of this Amendment No. 2 to Registration Statement No. 333-56903 of Silver Cinemas International, Inc. of our report dated March 26, 1998 with respect to the consolidated financial statements of Silver Cinemas International, Inc. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from May 10, 1996 (date of inception) to December 31, 1996; and our report dated March 27, 1998 with respect to the consolidated financial statements of The Landmark Theatre Group as of and for the year ended December 31, 1997; all appearing in the prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
-----------------------------
Deloitte & Touche LLP

Dallas, Texas
August 7, 1998